Pricing Supplement dated January 8, 2024 (To the Prospectus dated May 23, 2022 and the Prospectus Supplement dated June 27, 2022)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-265158
$8,000,000 Digital Notes Due January 23, 2025 Linked to the 2-Year U.S. Dollar SOFR ICE Swap Rate Global Medium-Term Notes, Series A

General

•	Unlike ordinary debt securities, the Notes do not pay interest and do not guarantee any return of principal at maturity. Instead, the Notes provide for a payment at maturity based on the percentage change in the 2-Year U.S. Dollar SOFR ICE Swap Rate, which we refer to as the Swap Rate, from the Initial Swap Rate of 4.2185% to the Final Swap Rate (the Swap Rate on the Final Valuation Date). The Swap Rate, at any given time, generally indicates the fixed rate of interest (paid annually) that a counterparty in the swaps market would have to pay for a fixed-for-floating U.S. dollar interest rate swap transaction with a 2-year maturity in order to receive a floating rate (paid annually) equal to the Secured Overnight Financing Rate (“SOFR”) (compounded in arrears for twelve months using standard market conventions). As described below, the Notes offer a fixed positive return at maturity of 15.00% if the Final Swap Rate is greater than or equal to 60% of the Initial Swap Rate, which we refer to as the Buffer Swap Rate. However, if the Final Swap Rate is less than the Buffer Swap Rate, you will be exposed on a leveraged basis to the decline below the Buffer Swap Rate and will lose some or all of your investment at maturity.

•	An investment in the Notes is highly risky. Because the payment at maturity is based on the percentage change of the Swap Rate from the Initial Swap Rate to the Final Swap Rate, a very small absolute change in the Swap Rate can result in a significant loss on the Notes. For example, given the Initial Swap Rate of 4.2185%, you will lose some or all of your investment if the Final Swap Rate is less than the Buffer Swap Rate of 2.5311% (60% of the Initial Swap Rate), which represents a decrease of only 1.6874 percentage points from the Initial Swap Rate. If the Swap Rate were to decline by 2.9529 percentage points to a Final Swap Rate of 1.2656%, while the absolute change in the Swap Rate is only 2.9529%, that movement actually represents a 70% decline from the Initial Swap Rate to the Final Swap Rate, and you would lose 50% of your investment at maturity. If the Final Swap Rate is zero or negative, you will lose your entire investment in the Notes at maturity. See “Hypothetical Examples of Amount Payable at Maturity” for additional hypothetical payment scenarios.

•	Unsecured and unsubordinated obligations of Barclays Bank PLC

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

•	The Notes priced on January 8, 2024 (the “Pricing Date”) and are expected to issue on or about January 11, 2024 (the “Issue Date”). The Initial Swap Rate is 4.2185% and is not the Swap Rate on the Pricing Date.

Key Terms	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Asset:	2-Year U.S. Dollar SOFR ICE Swap Rate (the “Swap Rate”). The Swap Rate is a “U.S. Dollar SOFR ICE Swap Rate,” as defined in the accompanying prospectus supplement, with a maturity of 2 years. See “The Swap Rate” herein and “Reference Assets—Floating Interest Rate—U.S. Dollar SOFR ICE Swap Rate” in the accompanying prospectus supplement for information about the manner in which the Swap Rate will be determined.
Payment at Maturity:

If the Final Swap Rate is greater than or equal to the Buffer Swap Rate, you will receive a fixed cash payment on the Maturity Date per $1,000 principal amount Note that will provide a return equal to the Digital Return, calculated as follows:

$1,000 + ($1,000 × Digital Return)

If the Final Swap Rate is greater than or equal to the Buffer Swap Rate, you will receive the maximum payment at maturity of $1,150.00 per $1,000 principal amount of Notes regardless of any increase in the Swap Rate, which may be significant, and your return on the Notes will be less than the Swap Rate Return if the Swap Rate Return is greater than the Digital Return.

If the Final Swap Rate is less than the Buffer Swap Rate, you will lose 1.66667% of the principal amount of your Notes for every 1% that the Final Swap Rate is less than the Buffer Swap Rate. Under these circumstances, you will receive a cash payment on the Maturity Date per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Swap Rate Return + Buffer Percentage) × Downside Leverage Factor]

If the Final Swap Rate is less than the Buffer Swap Rate, the Notes will be exposed on a leveraged basis to the decline in the Swap Rate below the Buffer Swap Rate and you will lose some or all of your investment at maturity. If the Final Swap Rate is zero or negative, you will lose your entire investment in the Notes at maturity. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

U.K. Bail-in Power Acknowledgment:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.
Digital Return:	15.00%. Accordingly, if the Final Swap Rate is greater than or equal to the Buffer Swap Rate, you will receive the Digital Return of 15.00%, which entitles you to the maximum payment at maturity of $1,150.00 per $1,000 principal amount Note.
Swap Rate Return:	Final Swap Rate – Initial Swap Rate Initial Swap Rate In no event, however, will the Swap Rate Return be less than -100%.
Initial Swap Rate:	4.2185%. The Initial Swap Rate is not the Swap Rate on the Pricing Date.
Buffer Swap Rate:	2.5311%, which is 60.00% of the Initial Swap Rate (rounded to four decimal places)
Buffer Percentage:	40%
Downside Leverage Factor:	1.66667
(Key Terms continued on the next page)

	Initial Issue Price[1,2]	Price to Public	Agent’s Commission[2]	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1%	99%
Total	$8,000,000	$8,000,000	$80,000	$7,920,000

[1]	Our estimated value of the Notes on the Pricing Date, based on our internal pricing models, is $988.30 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-15 of this pricing supplement.

[2]	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $10.00 per Note.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

JPMorgan Placement Agent

(Key Terms continued from previous page)
Final Swap Rate:	The Swap Rate on the Final Valuation Date
Final Valuation Date†:	January 21, 2025
Maturity Date†:	January 23, 2025
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06745PJT9 / US06745PJT93

† The Final Valuation Date may be postponed if the Final Valuation Date is not a U.S. government securities business day as described under “Supplemental Terms of the Notes” in this pricing supplement. In addition, the Maturity Date will be postponed if that day is not a business day or if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 23, 2022: http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

•	Prospectus supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Supplemental Terms of the Notes

The following provisions apply to the Notes, notwithstanding anything to the contrary in the accompanying prospectus supplement:

Postponement of the Final Valuation Date: The Final Valuation Date will be postponed if that day is not a U.S. government securities business day, in which case the Final Valuation Date will be the first following day that is a U.S. government securities business day. In no event, however, will the Final Valuation Date be postponed by more than five business days. If the last possible Final Valuation Date is not a U.S. government securities business day, that day will nevertheless be the Final Valuation Date, in which case the Swap Rate will be determined as described under “Reference Assets—Floating Interest Rate—U.S. Dollar SOFR ICE Swap Rate” in the accompanying prospectus supplement.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Swap Rate?

The following table and examples illustrate the hypothetical payment at maturity and the hypothetical total return on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The table and examples set forth below assume the Final Swap Rates set forth below and reflect the Initial Swap Rate of 4.2185% and the Buffer Swap Rate of 2.5311% (equal to 60.00% of the Initial Swap Rate, which represents a decrease of only 1.6874 percentage points). Accordingly, a very small absolute change in the Swap Rate can result in a significant loss on the Notes, and an investment in the Notes is highly risky. The actual Final Swap Rate will be the Swap Rate on the Final Valuation Date. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the Notes.

Final Swap Rate	Percentage Increase/Decrease of Swap Rate	Swap Rate Return(1)	Payment at Maturity	Total Return on Notes
6.3278%	50.000%	50.000%	$1,150.00	15.000%
5.9059%	40.000%	40.000%	$1,150.00	15.000%
5.4841%	30.000%	30.000%	$1,150.00	15.000%
5.0622%	20.000%	20.000%	$1,150.00	15.000%
4.8513%	15.000%	15.000%	$1,150.00	15.000%
4.6404%	10.000%	10.000%	$1,150.00	15.000%
4.4294%	5.000%	5.000%	$1,150.00	15.000%
4.2185%	0.000%	0.000%	$1,150.00	15.000%
4.0076%	-5.000%	-5.000%	$1,150.00	15.000%
3.7967%	-10.000%	-10.000%	$1,150.00	15.000%
3.3748%	-20.000%	-20.000%	$1,150.00	15.000%
2.9530%	-30.000%	-30.000%	$1,150.00	15.000%
2.5311%	-40.000%	-40.000%	$1,150.00	15.000%
2.5310%	-40.002%	-40.002%	$999.97	-0.003%
2.1093%	-50.000%	-50.000%	$833.33	-16.667%
1.6874%	-60.000%	-60.000%	$666.67	-33.333%
1.2656%	-70.000%	-70.000%	$500.00	-50.000%
0.8437%	-80.000%	-80.000%	$333.33	-66.667%
0.4219%	-90.000%	-90.000%	$166.67	-83.333%
0.0000%	-100.000%	-100.000%	$0.00	-100.000%
-0.4219%	-110.000%	-100.000%	$0.00	-100.000%
-0.8437%	-120.000%	-100.000%	$0.00	-100.000%
-1.2656%	-130.000%	-100.000%	$0.00	-100.000%
-1.6874%	-140.000%	-100.000%	$0.00	-100.000%
-2.1093%	-150.000%	-100.000%	$0.00	-100.000%

(1) The Swap Rate Return will not be less than -100%, even if the Final Swap Rate is negative.

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The Swap Rate increases by 0.8437 percentage points from the Initial Swap Rate of 4.2185% to a Final Swap Rate of 5.0622%, resulting in a Swap Rate Return of 20.000%.

Because the Final Swap Rate is greater than or equal to the Buffer Swap Rate, the investor receives a payment at maturity of $1,150.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × Digital Return)

$1,000 + ($1,000 × 15.00%) = $1,150.00

Even though the Swap Rate Return is 20.000%, the total return on the Notes is limited to the Digital Return of 15.00%.

Example 2: The Swap Rate decreases by 0.4218 percentage points from the Initial Swap Rate of 4.2185% to a Final Swap Rate of 3.7967%, resulting in a Swap Rate Return of -10.000%.

Because the Final Swap Rate is greater than or equal to the Buffer Swap Rate, the investor receives a payment at maturity of $1,150.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × Digital Return)

$1,000 + ($1,000 × 15.00%) = $1,150.00

Even though the Swap Rate Return is -10.000%, because the Final Swap Rate is greater than or equal to the Buffer Swap Rate, the total return on the Notes is equal to the Digital Return of 15.00%.

Example 3: The Swap Rate decreases by 3.3748 percentage points from the Initial Swap Rate of 4.2185% to a Final Swap Rate of 0.8437%, resulting in a Swap Rate Return of -80.000%.

Because the Final Swap Rate is less than the Buffer Swap Rate and the Swap Rate Return is -80.000%, the investor receives a payment at maturity of $333.33 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × (Swap Rate Return + Buffer Percentage) × Downside Leverage Factor]

$1,000 + [$1,000 × (-80.000% + 40%) × 1.66667] = $333.33

The total return on the Notes is -66.667%. As this example illustrates, because the payment at maturity is based on the percentage change of the Swap Rate from the Initial Swap Rate to the Final Swap Rate, a very small absolute change in the Swap Rate can result in a significant loss on the Notes. In this example, while the absolute change in the Swap Rate is only 3.3748 percentage points, that movement actually represents a decline of 80% from the Initial Swap Rate to the Final Swap Rate, and investors would lose 66.667% of their principal amount at maturity.

Example 4: The Swap Rate decreases by 5.0622 percentage points from the Initial Swap Rate of 4.2185% to a Final Swap Rate of -0.8437%, which represents a 120% decrease from the Initial Swap Rate and results in a Swap Rate Return of -100.000%.

Because the Final Swap Rate is less than the Buffer Swap Rate and the Swap Rate Return is -100.000%, the investor receives a payment at maturity of $0.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × (Swap Rate Return + Buffer Percentage) × Downside Leverage Factor]

$1,000 + [$1,000 × (-100.000% + 40%) × 1.66667] = $0.00

The total return on the Notes is -100.000%. As this example illustrates, the Final Swap Rate may be negative, which would result in a decline from the Initial Swap Rate of more than 100%. However, the Swap Rate Return will not be less than -100.000%, even if the percentage decline from the Initial Swap Rate to the Final Swap Rate is greater than 100%. The payment at maturity will not be less than $0.00.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You seek a return equal to the Digital Return if the Final Swap Rate is greater than or equal to the Buffer Swap Rate, which is equal to 60% of the Initial Swap Rate.

•	You do not anticipate that the Final Swap Rate will be less than the Buffer Swap Rate, and you are willing and able to accept the risk that, if it is, you will lose some or all of your investment at maturity.

•	You understand that a very small percentage point decrease in the Swap Rate from the Initial Swap Rate to the Final Swap Rate can result in a significant loss on the Notes and that an investment in the Notes is highly risky.

•	You understand and accept that any positive return on the Notes will be limited to the Digital Return, and you will not participate in any percentage increase of the Swap Rate above the Digital Return, which may be significant.

•	You are willing and able to accept the risks associated with an investment linked to the performance of the Swap Rate, as explained in more detail in the “Selected Risk Considerations” and “The Swap Rate” sections of this pricing supplement.

•	You are familiar with the Swap Rate and understand the factors that influence the Swap Rate and interest rates generally.

•	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You seek an investment that provides for the full repayment of principal at maturity.

•	You anticipate that the Final Swap Rate will be less than the Buffer Swap Rate, or you are unwilling or unable to accept the risk that, if it is, you will lose some or all of your investment at maturity.

•	You do not seek an investment on which a very small percentage point decrease in the Swap Rate can result in a significant loss or an investment that is highly risky.

•	You seek an investment that provides for participation in any percentage increase of the Swap Rate above the Digital Return.

•	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Swap Rate, as explained in more detail in the “Selected Risk Considerations” and “The Swap Rate” sections of this pricing supplement.

•	You are not familiar with the Swap Rate or you do not understand the factors that influence the Swap Rate or interest rates generally.

•	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set forth in this pricing supplement, the prospectus and the prospectus supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

Tax Consequences

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts with respect to the Swap Rate. Assuming this treatment is respected, upon a sale or exchange of the Notes (including redemption at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. Although not free from doubt, this gain or loss should be treated as capital gain or loss and should be long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the original issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Swap Rate. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	You May Lose Some or All of Your Principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. If the Final Swap Rate is less than the Buffer Swap Rate, you will lose 1.66667% of the principal amount of your Notes for every 1% that the Final Swap Rate is less than the Buffer Swap Rate. Accordingly, if the Final Swap Rate is less than the Buffer Swap Rate, the Notes will be exposed on a leveraged basis to the decline in the Swap Rate below the Buffer Swap Rate and you will lose some or all of your investment at maturity. Furthermore, because the payment at maturity is based on the percentage change of the Swap Rate from the Initial Swap Rate to the Final Swap Rate, a very small absolute change in the Swap Rate can result in a significant loss on the Notes and an investment in the Notes is highly risky. For example, based on the Initial Swap Rate of 4.2185%, if the Final Swap Rate were to decline by 2.9529 percentage points to 1.2656%, while the absolute change in the Swap Rate is only 2.9529%, that movement actually represents an approximately 70% decline from the Initial Swap Rate to the Final Swap Rate, and you would lose approximately 50% of your principal amount at maturity.

•	Your Maximum Gain on the Notes Is Limited to the Digital Return — If the Final Swap Rate is greater than or equal to the Buffer Swap Rate, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus a predetermined percentage of the principal amount. We refer to this percentage as the Digital Return, which is equal to 15.00%. If the Final Swap Rate is greater than or equal to the Buffer Swap Rate, you will receive the maximum payment at maturity of $1,150.00 per $1,000 principal amount of Notes regardless of any appreciation of the Swap Rate, which may be significant, and your return on the Notes will be less than the Swap Rate Return if the Swap Rate Return is greater than the Digital Return.

•	No Interest Payments — As a holder of the Notes, you will not receive interest payments based on the Swap Rate or otherwise.

•	Any Payment on the Notes Will Be Determined Based on the Swap Rate on the Dates Specified — Any payment on the Notes will be determined based on the Swap Rate on the dates specified. You will not benefit from any more favorable value of the Swap Rate determined at any other time.

•	Contingent Repayment of Principal Applies Only at Maturity — You should be willing to hold your Notes to maturity. If you sell your Notes prior to maturity in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial investment even if at that time the Swap Rate is greater than or equal to the Buffer Swap Rate. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid financial contracts, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

•	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Swap Rate

•	Your Return on the Notes Is Based on the Performance of the Swap Rate, Which May Decline Significantly During the Term of the Notes, or May Become Negative — The Swap Rate may decline significantly during the term of the Notes, or may become negative, as a result of the factors described under “—The Swap Rate Will Be Affected by a Number of Factors and May Be Volatile” below. An investment in the Notes is highly risky. You should not invest in the Notes if you do not understand the Swap Rate or interest rates generally.

•	The Swap Rate Will Be Affected by a Number of Factors and May Be Volatile — Many factors may affect the Swap Rate including, but not limited to:

o	supply and demand for overnight U.S. Treasury repurchase agreements;

o	changes in, or perceptions about, the future Swap Rate;

o	sentiment regarding underlying strength in the U.S. and global economies;

o	expectations regarding the level of price inflation;

o	sentiment regarding credit quality in the U.S. and global credit markets;

o	central bank policy regarding interest rates;

o	inflation and expectations concerning inflation;

o	performance of capital markets; and

o	any statements from public government officials regarding the cessation of the Swap Rate.

These and other factors may have a negative impact on the payment at maturity and on the value of the Notes in the secondary market. Additionally, these factors may cause volatility of the Swap Rate, and even a very small absolute change in the Swap Rate can result in a significant loss on the Notes. Accordingly, volatility of the Swap Rate may adversely affect your return on the Notes.

•	The Swap Rate and SOFR Have Limited Histories and Future Performance Cannot Be Predicted Based on Historical Performance — The publication of U.S. Dollar SOFR ICE Swap Rates began in November 2021, and, therefore, has a limited history. ICE Benchmark Administration (“IBA”) launched the U.S. Dollar SOFR ICE Swap Rates for use as reference rates for financial instruments in order to aid the market’s transition to SOFR and away from the U.S. dollar London Interbank Offered Rate (“LIBOR”). However, the composition and characteristics of SOFR differ from those of LIBOR in material respects, and the historical performance of LIBOR and swap rates published by IBA that reference LIBOR (“LIBOR ICE Swap Rates”) will have no bearing on the performance of the Swap Rate or SOFR.

In addition, the publication of SOFR began in April 2018, and, therefore, it has a limited history. The future performance of the Swap Rate and SOFR cannot be predicted based on the limited historical performance. The levels of the Swap Rate and SOFR during the term of the Notes may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to the Swap Rate and SOFR, such as correlations, may change in the future. While some pre-publication historical SOFR data has been released by the Federal

Reserve Bank of New York (“FRBNY”), production of such historical indicative SOFR data inherently involves assumptions, estimates and approximations.

No future performance of the Swap Rate may be inferred from any of the historical actual or historical indicative SOFR data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of the Swap Rate. Changes in the levels of SOFR will affect the Swap Rate and, therefore, the return on the Notes and the trading price of the Notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the Swap Rate or SOFR will be positive.

•	There Is No Guarantee That the Swap Rate Will Be a Comparable Substitute, Successor or Replacement for LIBOR ICE Swap Rates — In November 2021, IBA launched the Swap Rate for use as a reference rate for financial instruments in order to aid the market’s transition to SOFR and away from LIBOR. Both the Swap Rate and LIBOR ICE Swap Rates are determined by reference to interest rate swaps that reference a specified floating rate. However, the composition and characteristics of SOFR are not the same as those of LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions and is not the economic equivalent of LIBOR. While SOFR is a secured rate, LIBOR is an unsecured rate, and while SOFR is an overnight rate, LIBOR represents interbank funding for a specified term. As a result, there can be no assurance that SOFR will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, bank credit risk, market volatility or global or regional economic, financial, political, regulatory, judicial or other events. For example, since publication of SOFR began on April 3, 2018, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates. For the same reasons, there is no guarantee that the Swap Rate will be a comparable substitute, successor or replacement for LIBOR ICE Swap Rates.

•	The Administrator of the Swap Rate May Make Changes That Could Adversely Affect the Level of the Swap Rate or Discontinue the Swap Rate and Has No Obligation to Consider Your Interest in Doing So — IBA, as administrator of the Swap Rate, may make methodological or other changes that could change the value of the Swap Rate, including changes related to the method by which the Swap Rate is calculated, eligibility criteria applicable to the transactions used to calculate the Swap Rate, or the averages or periods used to report the Swap Rate. If the manner in which the Swap Rate is calculated is changed, that change may result in a reduction of the amount of interest payable on the Notes, which may adversely affect the trading prices and marketability of the Notes. The administrator of the Swap Rate may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of the Swap Rate in its sole discretion and without notice and has no obligation to consider the interests of holders of the Notes in calculating, withdrawing, modifying, amending, suspending or discontinuing the Swap Rate.

•	The Swap Rate May Be Determined by the Calculation Agent in Its Sole Discretion — If the Swap Rate is not displayed by approximately 11:00 a.m. New York City time on its Designated Swap Rate Page on any day on which the Swap Rate is to be determined and there has been no Benchmark Transition Event, then the Swap Rate on that day will be determined by the Calculation Agent, after consulting such sources as it deems comparable to the Designated Swap Rate Page, or any source it deems reasonable from which to estimate the Swap Rate, in its sole discretion. In addition, if a Benchmark Transition Event occurs with respect to the Swap Rate and the Calculation Agent determines that there is no such Alternative Swap Rate for the Swap Rate as of the Final Valuation Date, then the Calculation Agent, after consulting such sources as it deems comparable to the Designated Swap Rate Page, or any source it deems reasonable from which to estimate the Swap Rate, will determine the Swap Rate for that day in its sole discretion. Any value of the Swap Rate determined in this manner and used in the determination of the payment at maturity may be different from the value of the Swap Rate that would have been published on the Designated Swap Rate Page and may be different from other published rates, or other estimated rates, of the Swap Rate, and the Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any such determination.

•	The Swap Rate May Be Replaced by a Successor or Substitute Rate and/or Be Modified by an Adjustment Formula — If the Calculation Agent determines that a Benchmark Transition Event has occurred with respect to the Swap Rate on or prior to the Final Valuation Date, then the Swap Rate will be determined by reference to a different base rate (modified by an Adjustment Formula), which we refer to as an “Alternative Swap Rate,” as further described under “Reference Assets—Floating Interest Rate—U.S. Dollar SOFR ICE Swap Rate” in the accompanying prospectus supplement. An “Adjustment Formula” is a formula or methodology (including but not limited to a multiplier and/or a spread or formula or methodology for calculating a multiplier and/or spread) that the Calculation Agent determines is required to be applied in order to reduce or eliminate, to the extent reasonably practicable in the circumstances, any economic prejudice or benefit (as applicable) to holders of the Notes as a result of the Benchmark Transition Event. Under such circumstances, the Calculation Agent may also specify changes to the terms of the Notes as further described under “Reference Assets—Floating Interest Rate—U.S. Dollar SOFR ICE Swap Rate” in the accompanying prospectus supplement. The selection of an Alternative Swap Rate for the Swap Rate, and any decisions, determinations or elections made by us or the Calculation Agent in accordance with the relevant Swap Rate fallback provisions could result in adverse consequences to the Swap Rate on the Final Valuation Date, which could adversely affect the return on and the market value of the Notes. Further, there is no assurance that the characteristics of any Alternative Swap Rate will be similar to the Swap Rate it replaces, or that any Alternative Swap Rate will produce the economic equivalent of the Swap Rate it replaces. No assurance can be provided that the occurrence of a Benchmark Transition Event will not result in economic prejudice to holders of the Notes.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Swap Rate. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Swap Rate and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, such as determining the Swap Rate when the Swap Rate is otherwise unavailable, as described under the risk factor titled “—The Calculation Agent Will Determine the Swap Rate If the Swap Rate Is Not Published” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the Swap Rate on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Swap Rate;

o	the time to maturity of the Notes;

o	interest and yield rates in the market generally;

o	supply and demand for the Notes;

o	a variety of economic, financial, political, regulatory and judicial events; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Pricing Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Pricing Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

The Swap Rate

The Swap Rate is the 2-Year U.S. Dollar SOFR ICE Swap Rate, which is, on any U.S. government securities business day, the fixed rate of interest payable on a U.S. dollar interest rate swap with a 2-year maturity that references the Secured Overnight Financing Rate (“SOFR”) (compounded in arrears for twelve months using standard market conventions), as reported on Bloomberg Screen USISSO2 Page (or such other page as may replace that page on such service) as of approximately 11:00 a.m. New York City time on that day, as determined by the Calculation Agent.

The 2-Year U.S. Dollar SOFR ICE Swap Rate is a “constant maturity swap rate” that measures the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity of 2 years. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an actual / 360 basis (i.e., interest accrues based on the actual number of days elapsed, with a year assumed to comprise 360 days), is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions), also payable annually on an actual / 360 basis. For additional information about SOFR, see “Reference Assets—Floating Interest Rate—Compounded SOFR” in the accompanying prospectus supplement.

Please see “Reference Assets—Floating Interest Rate—U.S. Dollar SOFR ICE Swap Rate” in the accompanying prospectus supplement for information regarding the procedures that will be applied by the Calculation Agent if the Swap Rate cannot be determined in the manner described above on the Final Valuation Date.

Historical Information

The graph below sets forth the performance of the Swap Rate from November 18, 2021 to January 4, 2024. The Swap Rate on January 4, 2024 was 4.206%. The Initial Swap Rate is 4.2185% and is not the Swap Rate on the Pricing Date.

We obtained the Swap Rates in this section from Bloomberg Professional® service (“Bloomberg”), without independent verification. November 18, 2021 is the first day on which U.S. Dollar SOFR ICE Swap Rates were reported by Bloomberg. Historical performance of the Swap Rate should not be taken as an indication of future performance. Future performance of the Swap Rate may differ significantly from historical performance, and no assurance can be given as to the Swap Rate during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the Swap Rate will not result in a loss on your initial investment.

When reviewing the historical performance of the Swap Rate in the below graph, it is important to understand that a very small absolute change in the Swap Rate can result in a significant loss on the Notes. Based on the Initial Swap Rate of 4.2185%, you will lose some or all of your investment if the Final Swap Rate is less than the Buffer Swap Rate of 2.5311% (60% of the Initial Swap Rate), which represents a decrease of only 1.6874 percentage points from the Initial Swap Rate. If the Final Swap Rate is zero or negative, you will lose your entire investment in the Notes at maturity.

* The dotted line indicates the Buffer Swap Rate of 60.00% of the Initial Swap Rate.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the Issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Pricing Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Pricing Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately six months after the initial Issue Date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

Supplemental Plan of Distribution

J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes pursuant to separate placement agency agreements with the Issuer. The placement agents will forgo fees for sales to fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates per Note as specified on the cover of this pricing supplement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of July 14, 2023, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on July 14, 2023, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated July 14, 2023, which has been filed as an exhibit to the report on Form 6-K referred to above.